Shareholder meeting results (Unaudited)


February 27, 2014 special meeting

At the meeting, each of the nominees for Trustees was elected, as follows:

                     Votes for       Votes withheld
Liaquat Ahamed       10,012,671      511,841
Ravi Akhoury         10,000,152      524,360
Barbara M. Baumann   10,067,778      456,734
Jameson A. Baxter    10,066,628      457,884
Charles B. Curtis    10,058,836      465,676
Robert J. Darretta   10,082,209      442,303
Katinka Domotorffy   10,023,772      500,740
John A. Hill         10,078,829      445,684
Paul L. Joskow       10,089,077      435,435
Kenneth R. Leibler   10,079,060      445,452
Robert E. Patterson  10,080,741      443,771
George Putnam, III   10,044,472      480,040
Robert L. Reynolds   10,065,052      459,460
W. Thomas Stephens   10,060,559      463,953

A proposal to approve a new management contract between the fund and Putnam Management was approved as follows:

Votes for   Votes against   Abstentions  Broker non-votes
8,356,334   302,928         438,853      1,426,398

A proposal to adopt an Amended and Restated Declaration of Trust was approved as follows:

Votes for   Votes against   Abstentions  Broker non-votes
8,337,944   333,792         426,378      1,426,398

All tabulations are rounded to the nearest whole number.